Exhibit 99.1

May 19, 2006

Dr. Tony Milici, CEO of GeneThera, Inc.
3930 Youngfield Street
Wheat Ridge, Colorado 80033

Dear Tony:

It is with both regret and anticipation that I submit this letter of resignation, effective immediately

As we have discussed in the past, as GeneThera's direction, both financially and operationally has evolved, it is clear that the Company needs to have a CFO co-located within the Company's corporate facility in Colorado. While much of the day-to-day activities over the last two years were handled remotely, the complexity of current reporting procedures for public companies and the daily personal interaction needed to optimize the effectiveness of the Company necessitates all executive personnel be located within the same building. While I enjoy the Colorado area immensely, I am not prepared to move out there permanently.

It has been my genuine pleasure to have participated in the formation of GeneThera during these last six years. I have enjoyed working with the Company's fine staff of professionals and colleagues, and will miss my associations here. I wish you and GeneThera continued success in all your endeavors.

If I may be of any assistance in the hiring process or training of my replacement, please know that I will gladly make myself available to this effort.

Thank you for allowing me to serve GeneThera.

Again, I wish you continued success.

Sincerely,


Steven M. Grubner